SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into on May 28, 2013 between Reading International, Inc., a Nevada corporation (“Company”), and John Hunter (“Employee”) in recognition of the following facts:

A.

Pursuant to an employment agreement dated December 28, 2006 (the “Employment Agreement”), Employee has been employed by the Company as its Chief Operating Officer and as President of the Company’s subsidiaries in New Zealand and Australia.

B.	Employee has this date submitted his letter of resignation to the Company, effective as of the close of business on June 3, 2013.

C.	The parties desire to confirm the terms and conditions of Employee’s termination of employment with the Company.

            NOW, THEREFORE, the parties hereto agree as follows:

1.	The Company shall continue to pay Employee’s salary at the base pay rate of $400,000 per annum through June 3, 2013, with delivery of the final paycheck to him by the close of business on that date.

2.

By the close of business on June 3, 2013, the Company shall pay all of Employee’s accrued vacation pay in the amount documented, unpaid of approximately $35,577 (based on approximately 185 hours) and all of Employee’s outstanding duly-authorized business-related expenses.

3.

Anything in the Employment Agreement to the contrary notwithstanding, the Company shall not offset or withhold any portion of matching funds (in the amount of approximately $51,000) from Employee’s 401K Plan account, and the Company agrees that it has no claim against Employee to recover any portion of such matching funds.

4.

In accordance with the provisions of the Employment Agreement, the Company shall pay Employee a vested pension benefit of $400,000 on February 3, 2014, without interest.  Such pension benefit payment shall be subject to income tax withholding as if such payment was a bonus.

5.

For the period commencing June 4, 2013 through Wednesday, July 31, 2013, the Company shall retain Employee as an independent contractor to provide consulting services and support concerning the transfer of his prior employment responsibilities to others within the Company, such services to be provided electronically and remotely as much as feasible, with the possibility of some in-office attendance, but in no event shall all such services exceed five hours in any week.  In consideration of Employee’s making himself available for such services, the Company shall pay him $100,000 on June 15, 2013 and an additional $100,000 on July 15, 2013.

6.	Employee hereby agrees to all of the terms and conditions of the form of General Release which is attached hereto as Exhibit “A” and incorporated herein by this reference.

7.

This Agreement shall be binding upon and shall inure to the benefit of the successors of the parties hereto but shall not be assigned by either party without the prior written consent of the other party, which consent shall not be withheld unreasonably.

8.

This Agreement, with attached Exhibit “A”, constitutes the entire agreement between the parties hereto, and there are no understandings, representations or warranties of any kind between the parties except as expressly set forth.

9.

If one or more of the provisions of this Agreement shall for any reasons be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

10.	This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.

The fact of and the terms and conditions of this Agreement shall be kept confidential unless otherwise agreed by the parties in writing, except for such disclosures as may be necessary or appropriate to governmental authorities, including the Securities and Exchange Commission and national stock exchanges, financial institutions, accountants and attorneys for the parties.

12.

This Agreement has been negotiated by the parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party.

13.	This Agreement shall be construed in accordance with and governed by the laws of the State of California.

14.

If any action is brought for enforcement of this Agreement or for a declaration of rights, the successful or prevailing party shall be entitled to recover its reasonable attorneys fees and costs incurred (including costs of expert witnesses) in such action, in addition to any other relief to which it may be entitled.

            Executed by the parties on the date first above written.

/s/ John Hunter____________________

John Hunter

READING INTERNATIONAL, INC.

By: /s/ Andrzej Matyczynski__________

EXHIBIT A

TO SEPARATION AGREEMENT

1.	GENERAL RELEASE

a.	Separation Payments and Benefits.

Reference is made to the letter agreement, dated as of May 28, 2013 to which this Exhibit A is attached (the “Separation Agreement”), between Reading International, Inc. LLC (the “Company”) and Employee (as defined therein), under which the Company has offered to pay and provide to Employee, and Employee has agreed to accept, the separation and consulting payments and benefits as provided therein.

b.	Release of Company

For and in consideration of the separation payments and benefits provided in the Separation Agreement, Employee, for himself or herself and for each of his or her heirs, executors, administrators, successors-in-interest, legal representatives and assigns, hereby irrevocably and unconditionally releases and discharges the Company, its successors and assigns, and its respective direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, members, managers, employees and agents (together with the Company, collectively, the “Releasees”) from any and all claims, causes of action, or damages (including attorneys’ fees and costs actually incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected, that Employee had or claims to have had, or now has or claims to have against Releasees, or any of them, through the date of the execution of this Release.  This Release specifically includes any claims that relate to or arose out of Employee’s employment with the Company.  This Release also includes any claims for breach of contract, express or implied, any tort, any matter in anyway related to Employee’s employment, any acts or omissions of Releasees, or any legal restrictions or Company’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance such as: (1) Title VII of the Civil Rights Act of 1964 (including, but not limited to, race, color, religion, sex, and natural origin); (2) 42 U.S.C. sec. 1981 (generally discrimination); (3) the Civil Rights Act of 1991; (4) The Age Discrimination in Employment Act; (5) the Employment Retirement Income Security Act of 1974, 29 U.S.C. Sec 1001 et seq; (6) The Older Workers’ Benefit Protection Act; and (7) any other laws, statutes and regulations relating to employment, employment discrimination, wage and hour matters and claims, and employment termination.

c.	Waiver of Unknown Claims

Employee, for himself or herself and his or her heirs, legal representatives, and assigns, does hereby expressly waive and relinquish all rights and benefits afforded by section 1542 of the California Civil Code or any comparable provisions of the laws of the State of Colorado or of federal laws, and does so understanding and acknowledging the significance and consequences of such specific waivers.  Said section 1542 of the Civil Code of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her separation with the debtor.

Thus, notwithstanding the provisions of said section 1542, and for the purposes of implementing a full and complete release and discharge of Releasees and each of them, Employee expressly acknowledges that this Release is also intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist at the time of execution hereof, and that this Release contemplates the extinguishment of any such claims.

Notwithstanding the foregoing or any other provision of this Release, this Release does not apply to Employee’s rights under (1) the Separation Agreement, (2) that certain Indemnification Agreement dated as of August 16, 2007 between the Company and Employee or (3) California Labor Code section 2802 or any other rights of Employee which as a matter of law cannot be waived or released.

d.	ADEA: Consideration/Rescission

Without limiting the scope of this Release in any way, Employee certifies that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act (29 USC Section 621, et seq.) Employee acknowledges that (a) the separation payments and benefits provided pursuant to the Separation Agreement is in addition to any consideration that he or she would otherwise by entitled to receive, that (b) he or she has been and is hereby advised in writing to consult with an attorney prior to signing this Release, that (c) he or she has been provided a full and ample opportunity to study this Release, including a period of at least twenty-one- (21) days within which to consider it, that (d) to the extent Employee takes less than twenty-one (21) days to consider this Release prior to execution, Employee acknowledges that he or she has had sufficient time to consider this Release with his or her counsel, and that he or she expressly, voluntarily and knowingly waives any additional time, and that (e) he or she is aware of his or her rights to revoke this Release at any time within a seven (7) day period following the date he or she executes this Release with respect to claims arising under the ADEA as amended by the Older Workers’ Benefit Protection Act only.  To be effective, rescission must be in writing and delivered to the Company within the applicable rescission period.  If Employee does revoke this Release, the Company retains the right to revoke the Separation Agreement, in its entirety, within ten (10) days of receipt via registered mail of notice of such revocation.  Upon any such revocation notice, Employee shall, upon the Company’s request, promptly reimburse and return to the Company any and all separation payments and the cost of all separation benefits previously paid or provided to Employee under the Separation Agreement.

e.	No Assignment

Employee agrees that he or she (1) has not made any assignment of any claims released and discharged by this Release, (2) shall not hereafter make any assignment of any claims released and discharged by this Release, and (3) will indemnify and hold harmless Releasees, and each of them, from any such assignment.

f.	No Claims

Employee also agrees that if a claim is prosecuted in his or her name before any court or administrative agency, he or she waives and agrees not to take any award of money or other damages from such suit, and to return any such award of money or damages immediately to the Company.

g.	Confidentiality and Non-Disclosure

Employee warrants that he or she will not disclose, disseminate and/or publicize, cause or permit to be disclosed, disseminated or publicized, any of the terms of the Separation Agreement or this Release directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity except: (1) to the extent necessary to report income to appropriate taxing authorities; (2) in response to an order of a court of competent jurisdiction or a subpoena issued under the authority thereof; or (3) in response to an inquiry or subpoena issued by a state or federal governmental agency. It is understood and agreed that notice of receipt of Employee of any such judicial or agency order, inquiry or subpoena shall immediately be communicated by the recipient to counsel for the Company telephonically, and then confirmed immediately thereafter in writing so that the Company will have an opportunity to intervene to assert what rights it may have to non-disclosure prior to responses to said order, inquiry or subpoena. Employee specifically warrants that he or she will not, directly or indirectly initiate any conversation or other communication with any current or former employee of the Company, or any other person, corporation, entity, business or association, regarding this Release, or the matters giving rise to this Release.

2.	SEVERABILITY

Should any of the provisions of this Release be determined to be invalid or unenforceable by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the remainder of the provisions herein.

3.	CONSTRUCTION

It is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Release. This Separation Agreement shall be construed as a mutually prepared Separation Agreement.

4.	MODIFICATION

No provision of this Release may be changed, altered, modified or waived, except in writing and signed by Employee and an authorized representative of the Company.

5.	NON-WAIVER

No waiver by any party of any breach of any term or provision of this Release shall be construed to be, nor be, a waiver of any proceeding, concurrent or succeeding breach of the same, or of any other term or provision. No waiver shall be binding on the part of, or on behalf of, any party entering into this Release.

6.	ENTIRE AGREEMET AND SUPERSEDING EFFECT

The parties hereto acknowledge that no representation, promise or inducement has been made, other than as set forth in this Release, for them to enter into this Release, and that none of them enters into this Release in reliance upon any representation, promise or inducement not set forth herein. The parties agree that all of the terms and conditions agreed upon by the parties regarding this Release are contained herein. The terms of this Release are contractual and not mere recitals. This Separation Agreement is a full integration of all terms agreed to by the parties.

7.	APPLICABLE LAW

This Separation Agreement has been made at the Company’s principal place of business in California and California law applies to it.

8.	COUNTERPARTS

This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

9.	COMPLETE AND VOLUNTARY AGREEMENT

Employee acknowledges that Employee has read and understands this Release, that Employee has had the opportunity to seek legal counsel of Employee’s own choosing, that Employee is not executing this Release in reliance on any promises, representations or inducements other than those contained herein, and that Employee is executing this Release voluntarily, free of any duress or coercion.

THIS IS AN IMPORTANT LEGAL DOCUMENT. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. BY SIGING IT YOU GIVE UP THE RIGHT TO SUE ON THOSE MATTERS HEREIN DEFINED. YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE EFFECT OF THIS RELEASE BEFORE ACTING ON IT. IF YOU DO NOT UNDERSTAND IT, DO NOT SIGN IT.